Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 41 to the Registration Statement (Form N-1A, No. 333-03013) of The Universal Institutional Funds, Inc., and to the incorporation by reference of our report, dated February 19, 2010 on International Magnum Portfolio (one of the portfolios of The Universal Institutional Funds, Inc.) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2009.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

October 26, 2010